BIOLASE NAMES DAVID C. DREYER CHIEF FINANCIAL OFFICER

IRVINE, CA (March 2, 2015) — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today announced that it has hired veteran financial executive David C. Dreyer as its Chief Financial Officer. He will report to BIOLASE President and CEO Jeffrey M. Nugent and join the Company, effective March 9. Mr. Dreyer replaces Frederick D. Furry, who resigned January 31 to pursue other opportunities.

Mr. Dreyer has extensive experience as a Chief Financial Officer for a number of publicly-owned medical device, medical staffing and pharmaceutical companies. He also has hands-on experience in healthcare services, biotech/pharmaceutical and medical device research, manufacturing and marketing.

Most recently, from 2010 to 2014, Mr. Dreyer was Chief Financial Officer of Irvine, CA-based Patient Safety Technologies Inc., a start-up public company that created a technology for preventing surgical retained sponge errors. While Mr. Dreyer was CFO, Patient Safety Technologies grew its revenues by 400 percent and its hospital customers five-fold in less than three years. Patient Safety Technologies was sold to Stryker in 2014.

“David has the kind of wide-ranging financial and management expertise we need at this very important time in the transformation of BIOLASE,” Mr. Nugent said. “He’s a strategic thinker who has managed successful turnarounds, is experienced in mergers, acquisitions and strategic alliances and has a background developing international markets. David also has extensive public company and investor relations experience earning the respect of investors and the investment community. We are very pleased to have David aboard and we welcome him to our team.”

From 2009 to 2010, Mr. Dreyer was Chief Financial Officer of Ft. Lauderdale, FL-based Alphastaff Inc., the nation’s fourth largest professional employment outsourcing company. He implemented a system for the timely monitoring and reporting of financial results against goals establishing management accountability. While at Alphastaff, Mr. Dreyer also led the due diligence program and successful integration of that company’s first acquisition.

Previously, from 2004 to 2009, Mr. Dreyer was Chief Financial Officer of San Diego-based AMN Health Services Inc., a healthcare staffing company, where he helped lead its turnaround, recapitalized the company through a successful secondary offering and financed and refinanced the company’s debt.

Mr. Dreyer has also worked as a Chief Financial Officer at Sicor Inc. and Gensia Sicor Pharmaceutical and as the Financial Director of Elan Pharma-Athena Neurosciences.

Mr. Dreyer has a Bachelor of Science degree in Accounting from Golden Gate University graduating Magna Cum Laude. He has been a Certified Public Accountant in California since 1986, and a member of the AICPA since 1987. Mr. Dreyer currently serves on the Boards of Directors of two public companies: InfuSystem, Inc. (NYSE MKT: INFU), and Diplomat Pharmacy, Inc. (NYSE: DPLO).

Mr. Dreyer is married and lives with his family in Laguna Niguel, CA.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers. BIOLASE’s products are focused on technologies that advance the practice of dentistry and medicine and offer benefits and value to healthcare professionals and their patients. The Company’s proprietary laser products incorporate approximately 250 patented and 100 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 27,600 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding existing trends, our strategic initiatives, the closing of the private placement and expected use of proceeds and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:

Allen & Caron
Rene Caron (Investors)
949-474-4300
rene@allencaron.com
Len Hall (Media)
len@allencaron.com
949-474-4300